August 2015 update to shareholders

Funding and commercialization update

BOTHELL, WA – August 28th, 2015 - Neah Power Systems, Inc. (OTCBB: NPWZ) (OTC: NPWZ) -

To Our Shareholders:

As a supplement to our latest quarterly filing, and to maintain ongoing dialog with our shareholders, we are updating on the progress achieved by our management in advancing efforts to commercialize, license and sell NEAH Power’s industry leading technologies and products. While we expend significant effort on capital formation for the Company, we are very enthused about the different opportunities ahead of us. We have executed term sheets with funders who are continuing their due diligence. We are implementing other communication channels to more effectively communicate with our shareholders and interested parties, as well as Company contacts to address any queries.

We are looking to enter certain large served available markets, either through teaming agreements or other partnerships with Companies, and will keep you apprised as these exciting opportunities get finalized.

Formira Hydrogen on Demand (Formira HOD)

•

We have grant submissions for $3.5M for European Union grant funding, that is focused on scaling up the Formira HOD system to larger units.

•

We continue to characterize and benchmark the performance of our systems. Our industry leading energy density for the generation of hydrogen for energy generation is well suited for critical off-grid power needs. We will be releasing our product videos and specification documents publicly in the next 2 – 3 weeks. We have also started preliminary design for larger (1000+ W) and smaller (10W) units to meet off grid power needs.

•

As part of our teaming agreement with Tectonica Australia Pty Ltd., we are planning to demonstrate the Formira HOD system in Australia during mid-October 2015, to the Australian Army.

•

We are working with Silent Falcon to integrate the fuel cell into their fixed wing drone. We have completed certain design elements, and look forward to the physical integration and testing as the next step.

•

We have ongoing discussions with parties in China related to licensing and manufacturing of the technology.

•

As part of our teaming agreement with Clear Path Technologies, we have submitted multi-million dollar proposals and have ongoing discussions with customers in various regions.

Status of the Shorai Acquisition

Both parties are clearly interested in this merger, and the delays we have had on closing the funding has allowed us to explore alternate possible structures. We have both agreed to a new Sept 15 2015 extension, and during this time, both parties will explore possible alternate merger structure to close the merger.

As previously reported, the acquisition of Shorai is expected to be immediately accretive with Shorai reporting $4 million (unaudited) revenue for the twelve months ended December 2014 and positive cash flow in 4Q 2014.  Once acquired, our combined operations will enjoy access to broader markets, new product offerings, and supply chain and operational synergies that are expected to create value for our company, our shareholders, and our customer base.

PowerChip® Fuel Cell Product Acceptance

We are in discussions with the DRDO to complete this licensing agreement since the recent appointments at the DRDO. This also aligns well with the Prime Minister of India Modi’s focus on ‘Make in India’. As previously reported, these units were manufactured and shipped against a purchase order, and subsequently paid for. This third party validation of the product is a significant milestone in the history of the Company.

PowerChip® Battery

We previously reported that we were using the PowerChip® fuel cell architecture to build a lithium battery. We continue to make progress with the modeling and the testing of the battery, and are pleased with the preliminary results to date.

BuzzBar Suite Gen 2 & Gen 3 (as previously reported)

To date, NEAH Power has shipped all of the orders that we received through the website and our Indiegogo campaign.  We also have presented the product to various big box retailers and end users, and have aggregated the feedback from them into BuzzBar Gen 3.  Our Gen 3 BuzzBar has received very good reviews.  Pending the completion of a satisfactory capital raise and upon completing the Shorai Acquisition, we expect shipping of the Gen 3 BuzzBar to commence later this year.  Our objective is to leverage the Shorai brand and marketing prowess to launch the Gen 3 in a most significant way!

We  have a lot of exciting activities at the Company, and look forward to keeping you updated on the successes at the Company. Thank you for your trust and loyalty.

Best Regards,

Chris D'Couto

President & CEO

Neah Power Systems

Forward Looking Statements

Certain of the statements contained herein may be, within the meaning of the federal securities laws, "forward-looking statements," which are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, and the Company does not undertake any responsibility to update any of these statements in the future. Please read Neah Power System’s Form 10-K for the fiscal year ended September 30, 2014 and its Quarterly Reports on Form 10-Q filed with the SEC during fiscal 2015 for a discussion of such risks, uncertainties and other factors.

For more information please contact the Company at

Neah Power Systems Inc.

David Kugelman

dkugelman@neahpower.com

(866) 692-6847 Toll Free - U.S. & Canada.